KPMG	KPMG Auditores Independentes	Telefone 55 (21) 2515-9400
	Av. Almirante Barroso, 52 — 4°	Fax 55 (212) 3515-9000
	20031-000 — Rio de Janeiro, RJ — Brasil	Internet www.kpmg.com.br
Caixa Postal 2888
20001-970 — Rio de Janeiro, RJ — Brasil
January 8, 2008
Petróleo Brasileiro S.A. — Petrobras
Rio de Janeiro, Brazil
With respect to the registration statement on Form F-3 (333-139459), we acknowledge our awareness of the incorporation by reference therein of our report dated November 26, 2007 related to our review of interim financial information of Petróleo Brasileiro S.A. — Petrobras.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Rio de Janeiro, Brazil